Exhibit 3.5
LIMITED LIABILITY COMPANY AGREEMENT
OF
QRE GP, LLC
a Delaware limited liability company
     This LIMITED LIABILITY COMPANY AGREEMENT of QRE GP, LLC, dated as of September 28, 2010 (this “Agreement”), is made, executed and agreed to by QR Holdings (QRE), LLC and QR Energy Holdings, LLC (each referred to individually as a “Member” and collectively as the “Members”).
     1. Formation. QRE GP, LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”). This Agreement shall be deemed to have become effective upon the formation of the Company.
     2. Term. The Company shall have perpetual existence.
     3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.
     4. Members. QR Holdings (QRE), LLC and QR Energy Holdings, LLC shall be the Members of the Company.
     5. Contributions. Without creating any rights in favor of any third party, QR Holdings (QRE), LLC has made an initial contribution to the capital of the Company in exchange for a fifty percent (50%) membership interest in the Company and QR Energy Holdings, LLC has made an initial contribution to the capital of the Company in exchange for a fifty percent (50%) membership interest in the Company. The Members may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.
     6. Distributions. The Members shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.
     7. Management.
     (a) The management of the Company shall be exclusively vested in the Members, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members, who shall make all decisions and take all actions for the company.
     (b) The Members may, from time to time, designate one or more persons to be officers or authorized representatives of the Company (each, a “Representative”) on such terms and conditions as the Members may determine. Any Representative so designated shall have such title and authority and perform such duties as the Members may, from time to time, designate.
     (c) Except as otherwise agreed by unanimous consent of the Members, (i) all decisions and actions of the Company shall require the unanimous approval of the Members and (ii) no Member shall have any unilateral right or authority to take any action on behalf of the Company or to bind or commit the Company.
     8. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Members may elect. No other event will cause the Company to dissolve.
     9. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).
     10. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Members.
     11. Liability. The Members and the Representatives shall not have any liability for the obligations, debts or liabilities of the Company except to the extent provided in the Act.
     12. Exculpation and Indemnity. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Members nor the Representatives (each individually a “Covered Person” and, collectively, the “Covered Persons”) shall be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted by a Covered Person in good faith, unless such act or omission constitutes gross negligence, willful misconduct, or a breach of this Agreement on the part of the Covered Person. The Company shall indemnify each Covered Person to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the Covered Person (including without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the Covered Person in connection with the Company, unless such act or omission constitutes bad faith, gross negligence or willful misconduct on the part of the Covered Person.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned, being all of the Members of the Company, have caused this Limited Liability Company Agreement to be duly executed as of the date first set forth above.

QR HOLDINGS (QRE) GP, LLC
By:	/s/ JAMES V. BAIRD
	Name:	James V. Baird
	Title:	Manager

QR ENERGY HOLDINGS, LLC
By:	/s/ ALAN L. SMITH
	Name:	Alan L. Smith
	Title:	Member

Signature Page to
Limited Liability Company Agreement of
QRE GP, LLC